UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) October 3, 2007

Averion International Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-50095	20-4354185
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Turnpike Road, Southborough, Massachusetts	01772
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code              508-597-6000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement.

On October 3, 2007, we entered into an Asset Purchase Agreement (the “APA”) by and among us, IT&E International, Inc., a California corporation and our wholly owned subsidiary (“IT&E California”), on the one hand, and IT&E, Inc., a Pennsylvania corporation (“Buyer”), Philip Clark, an individual (“Clark”) and Harvey Greenawalt, an individual (“Greenawalt”), on the other hand, pursuant to which we sold to Buyer all of the assets of our staffing services business segment which provides staffing and regulatory compliance and validation services to life sciences companies, and includes all of the assets of IT&E California (the “IT&E Staffing Services Business”), for an aggregate purchase price of Two Million Two Hundred Seventy Five Thousand Dollars ($2,275,000) (the “Purchase Price”).

The Purchase Price was paid as follows: (i) at the closing of the Purchase Transaction (as defined below) which also took place on October 3, 2007 (the “Closing”), the Buyer delivered to us a cash payment in the aggregate amount of Four Hundred Fifty Five Thousand Dollars ($455,000), (ii) at the Closing, the Buyer issued to us a promissory note in the principal amount of Eight Hundred Thousand Dollars ($800,000) (the “Term Note”) and a promissory note in the principal amount of Seven Hundred Seventy Thousand Dollars ($770,000) (the “Interest Only Note,” and together with the Term Note, the “Notes”); and (iii) the Buyer became obligated to deliver to us an additional cash payment of Two Hundred Fifty Thousand Dollars ($250,000) as follows:  (a) Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333) on or before January 31, 2008; (b) Eighty Three Thousand Three Hundred Thirty Three Dollars ($83,333) on or before April 30, 2008; and (c) Eighty Three Thousand Three Hundred Thirty Four Dollars ($83,334) on or before July 31, 2008 (collectively, the “Deferred Payments”). The ability of Buyer to make the Deferred Payments and payments under the Notes will be dependant upon Buyer’s ability to generate positive future cash flow from the IT&E Staffing Services Business. The transaction is referred to herein as the “Purchase Transaction.”

The entire unpaid principal balance of the Term Note, plus all accrued interest thereon remaining unpaid, shall be due and payable by Buyer to us in monthly installments, beginning January 31, 2008, per an amortization schedule attached to the Term Note. The interest on the Term Note shall accrue as follows:  (i) commencing as of January 1, 2008 through December 31, 2008, interest shall accrue on the outstanding principal thereunder at the rate of six percent (6%) per annum over a five (5) year amortization schedule; (ii) commencing as of January 1, 2009 through December 31, 2009, interest shall accrue on the then outstanding balance thereunder at the rate of eight percent (8%) per annum over a three (3) year amortization schedule; and (iii) thereafter until paid in full, interest shall accrue on the then outstanding balance thereunder at the rate of ten percent (10%) per annum over a one (1) year amortization schedule.

The Interest Only Note is due and payable by Buyer to us as follows: interest accrued shall be payable monthly in arrears the last day of each month until October 3, 2010, at which time the entire unpaid principal balance of the Interest Only Note, plus all accrued and interest thereon remaining unpaid, shall be due and payable in full. The Interest Only Note shall accrue interest at a rate of eight percent (8%) per annum, cumulative, but not compounded.

Pursuant to the APA, we have agreed to indemnify Buyer for a period of two (2) years for fifty percent (50%) of all (i) demands, claims, suits, actions, causes of action, proceedings and assessments brought by any third party; and (ii) costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated or arbitrated matter), court costs and fees and expenses of attorneys and expert witnesses) of investigating, defending or asserting any of the foregoing or of enforcing the APA (a “Claim”) asserted against Buyer by any third party arising out of or resulting from the IT&E Staffing Services Business, but only to the extent such Claim is based on facts and circumstances in existence prior to the Closing; provided, however, that we shall have no obligation to indemnify Buyer to the extent the aggregate amount of any Claims exceed an amount equal to an aggregate of Nine Hundred Ten Thousand Dollars ($910,000).

For so long as the Term Note, Interest Only Note or any payment obligation of Buyer remains outstanding, we shall (i) be entitled to, in our sole option, appoint one director to the Buyer’s board of directors who shall be one of our employees, mutually agreed to by us and Buyer, or in the alternative, if we decide not to appoint a director to the Buyer’s board of directors, Buyer shall allow one of our representatives to attend all Buyer board of director meetings in a nonvoting capacity; and (ii) have a right of first refusal with respect to (a) any sale or other transfer of

Buyer as a whole; (b) any sale or other transfer of all or substantially all of the assets comprising the IT&E Staffing Services Business by Buyer; or (c) the sale or transfer of any equity security held by either Clark of Greenawalt, in each case to any third party, which allows us to purchase the assets described in (a), (b) or (c) above at the same price, terms and conditions for which they were proposed to be sold to a third party.

Pursuant to the APA, we agreed that for a period of one (1) year from the Closing we will not: (i) engage in a business that is competitive with the IT&E Staffing Services Business within the territorial limits of the United States other than certain arrangements, understandings and agreements with certain of our existing customers and clients and services provided to customers in the ordinary course of our contract research organization business; or (ii) actively solicit or encourage any employee of the Buyer to terminate such employment with Buyer for the purpose of entering into an employment arrangement with us.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Averion International Corp.

	By:	/s/ Dr. Philip T. Lavin
Dr. Philip T. Lavin
Chief Executive Officer

Dated: October 5, 2007